SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2021 (November 15, 2021)
LCNB CORP.
(Exact name of Registrant as specified in its Charter)

Ohio	001-35292	31-1626393
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

2 North Broadway, Lebanon, Ohio 45036
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (513) 932-1414

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, No Par Value	LCNB	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2021, following the recommendation of the Nominating & Governance Committee (the “Committee”), the Board of Directors (the “Board”) of LCNB Corp. (the “Company”) approved the increase of the size of the Board from ten to eleven members. Immediately following, on November 15, 2021, the Board appointed Takeitha W. Lawson, age 42, to fill the new seat on the Board. Ms. Lawson will serve as a Class II director of LCNB for an initial term ending at LCNB’s 2022 Annual Meeting of Shareholders. On November 15, 2021, the Board of LCNB National Bank, the banking subsidiary of LCNB, elected Ms. Lawson as a member of the LCNB National Bank Board of Directors.

The Committee nominated Ms. Lawson after a thorough review of all of the candidates’ backgrounds, relevant experience and professional and personal reputations. The Committee conducted a formal search for nominees and considered recommendations from Board members and management of the Company.

In her capacity as a director of both LCNB and LCNB National Bank, Ms. Lawson will receive compensation on the same basis as the other non-employee directors receive for their service on the LCNB and LCNB National Bank Boards of Directors and the respective committees of each. Any appointments of Ms. Lawson to committees will be determined at a later date.

Ms. Lawson currently serves as a Director at Cincinnati Bell Inc. (“Cincinnati Bell”), Cincinnati, Ohio. Previously, Ms. Lawson served as the Senior Director of Investor Relations at Cincinnati Bell, a position she has held since 2017. Ms. Lawson also served as Director of Billing and Collections from 2014 to 2017. Cincinnati Bell delivers integration communications solutions to residential and business customers over its fiber-optic networks including high-speed internet, video, voice, and data.

Ms. Lawson also serves as a member of the Board of Directors of Women Helping Women, a position she has held since 2018.

Ms. Lawson is the former Vice President of Finance for the Junior League of Cincinnati. The Junior League of Cincinnati is an organization of women committed to promoting voluntarism, developing the potential of women, and improving communities through the effective action and leadership of trained volunteers.

LCNB has determined that neither Ms. Lawson nor any of her immediate family members has had (or proposes to have) a direct or indirect interest in any transaction in which LCNB or any of LCNB’s subsidiaries was (or is proposed to be) a participant, that would be required to be disclosed under Item 404(a) of Securities and Exchange Commission Regulation S-K. LCNB has also determined that Ms. Lawson qualifies as an “Independent Director” as defined in Rule 5605(a)(2) of The Nasdaq Stock Market’s Corporate Governance Requirements.”

A copy of the press release announcing Mr. Lawson’s election to the LCNB Board is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On November 15, 2021, LCNB Corp. announced that the Company’s Board of Directors declared a cash dividend of $0.20 per common share, representing a 5.3% increase over the same period last year. The common stock cash dividend will have a record date of December 1, 2021, and is payable to shareholders on December 15, 2021. A copy of the dividend press release (Exhibit 99.2) is attached and furnished under this Item 7.01.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.        Description
99.1    Press Release Dated November 15, 2021
99.2    Dividend Press Release Dated November 15, 2021

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

LCNB CORP.

Date: November 15, 2021	By: /s/ Robert C. Haines II
Robert C. Haines II Chief Financial Officer